CLIFFORD CHANCE LLP

Certain information has been excluded from this agreement (indicated by “[***]” because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed

SUBSCRIPTION AGREEMENT
relating to a 9,250,000 issuance of Euro denominated bonds (obligations)
dated 30 January 2025

between
GENFIT SA
as Issuer

and

HCRX INVESTMENTS HOLDCO, L.P.
as Subscriber

THIS SUBSCRIPTION AGREEMENT (hereinafter, together with its schedules and as amended from time to time, this "Agreement") is dated 30 January 2025 and made between:
(1)GENFIT, a société anonyme à conseil d’administration organised under the laws of France, whose registered office is at Parc Eurasanté, 885 Avenue Eugene Avinée, 59120 Loos, France and with registration number 424 341 907 R.C.S. Lille-Métropole, as issuer (the "Issuer");
(2)AND:
(3)HCRX INVESTMENTS HOLDCO, L.P., a limited partnership incorporated under the laws of Delaware, whose registered office is at 300 Atlantic Street, Suite 600, Stamford, Connecticut 06901, United States of America , as sole original subscriber (the "Subscriber" and together with its assignees and transferees in accordance with Clause 7 (Transfers by the Subscribers) of this Agreement, the "Subscribers").

IT IS AGREED as follows:
SECTION
INTERPRETATION
1.DEFINITIONS AND INTERPRETATION
1.1Definitions
In this Agreement:
(a)"Accession Agreement" means an agreement in the form set out in Schedule 3 (Form of Accession Agreement).
"Bonds" means the fifty (50) bonds (obligations) denominated in Euros and governed by the Terms and Conditions and to be issued by the Issuer and subscribed by the Subscriber(s) pursuant to this Agreement.
"Eligible Transferee" means any entity which (based (i) on criteria such as credit ratings, financial statements or other relevant financial indicator(s) or, (ii) where such entity is a fund (or other entity operating as a fund), on its available and uncommitted capital resources, in each case as demonstrated to the Issuer) shows a level of creditworthiness sufficient to enable it to perform its payment obligations as a Subscriber under this Agreement.
"Event of Default" means any event which would have constituted an Event of Default as defined under the Terms and Conditions, had the Issuance already taken place.
"Finance Party" means:
(a)from the Signing Date until the completion of the Issuance, the Subscriber; and
(b)thereafter each Bondholder.

(c)"Issuance" means the issuance of the Bonds.
(d)"Issuance Date" means the date of Issuance.
"OCEANE" means the 6,081,081 bonds convertible into new shares of the Issuer and/or exchangeable for existing shares of the Issuer issued by the Issuer on 11th October 2017 in an total nominal amount of EUR 179,999,997.60 and maturing on 16th October 2025.
"Party" means a party to this Agreement.
"Signing Date" means the date of this Agreement.
"Subscription Notice" means a "bulletin de souscription" relating to the Bonds and in the form set out in Part II (Form of Subscription Notice) of Schedule 2 (Requests and Notices).
"Subscription Request" means a request to subscribe for the Bonds made by the Issuer to the Subscriber(s), and in the form set out in Part I (Form of Subscription Request) of Schedule 2 (Requests and Notices).
(e)"Terms and Conditions" means the terms and conditions governing the Bonds in the form attached as Schedule 4 (Terms and Conditions).
(f)"Transaction Documents" means the Finance Documents, the Support Agreement and the Transaction Expenses Letter.
(g)"Transaction Expenses Letter" means the letter agreement of even date herewith between the Issuer and the Subscriber setting out, amongst other things, the amount of the Subscriber’s transaction expenses which will be reimbursed by the Issuer.
1.2Construction
(a)The principles of construction set out in Clause 1.2 (Construction) of the Terms and Conditions shall apply for the purpose of this Agreement, mutatis mutandis.
(b)Unless a contrary indication appears, terms beginning with capitalised letters and not otherwise defined in this Agreement shall have the meaning given to them in the Terms and Conditions.
(c)Unless a contrary indication appears, prior to the Issuance any cross-references to or incorporations from the Terms and Conditions shall be deemed to be to or from the form of the Terms and Conditions as set out in Schedule 4 (Terms and Conditions).

SECTION
ISSUE AND SUBSCRIPTION
2.ISSUE AND SUBSCRIPTION OF THE BONDS
2.1Undertaking to issue
(a)On the Issuance Date, the Issuer shall issue the Bonds and shall reserve the right to subscribe the Bonds to the sole Subscriber.
2.2Undertaking to subscribe
(a)On the terms and subject to the conditions of this Agreement, the Subscriber undertakes to subscribe for all the Bonds on the Issuance Date, and for that purpose to deliver to the Issuer, on the Issuance Date, a duly executed Subscription Notice.
3.SUBSCRIPTION REQUEST
The Issuer may request the subscription of the Bonds by delivery to the Subscriber of a duly completed Subscription Request by no later than 11:00 a.m. (Paris time) five (5) Business Days before the Issuance Date.
4.CONDITIONS PRECEDENT
Without prejudice to Clause 3 (Subscription Request), the Subscriber will not be obliged to comply with Clause 2.2 (Undertaking to subscribe) unless:
(a)it has received (or is satisfied that it will receive) on the Signing Date, all of the documents and other evidence listed in Part I (Conditions precedent to signing of this Agreement) of Schedule 1 (Conditions precedent) in form and substance satisfactory to it acting reasonably or has otherwise waived such requirement; and
(b)it has received (or is satisfied that it will receive) on the Issuance Date all of the documents and other evidence listed in Part II (Conditions precedent to availability) of Schedule 1 (Conditions precedent) in form and substance satisfactory to it acting reasonably or has otherwise waived such requirement.
5.REPRESENTATIONS
5.3Representations of the Issuer
On the Signing Date, the Issuer makes to the Subscriber all the representations and warranties set out in Clause 17 (Representations) of the Terms and Conditions as if they were incorporated into this Agreement, mutatis mutandis.
5.4Representations of the Subscriber
The Subscriber represents and warrants to the Issuer that it is experienced in evaluating companies such as Issuer, has such knowledge and experience in financial and business matters, is capable of evaluating the merits and risks of its prospective investment in the Bonds, and has the ability to bear the economic risks of the corresponding investment. The Subscriber further represents and warrants to the Issuer that it is acquiring the Bonds for investment and for its own account and not with the view to, or for resale in connection with, any distribution thereof. The Subscriber understands that the Bonds have not been and will not be registered under the Securities Act of 1933, as amended. The Subscriber further represents and warrants that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the Bonds.

SECTION
PAYMENT AND APPLICATION OF THE SUBSCRIPTION PRICE
6.PAYMENT OF THE SUBSCRIPTION PRICE – REGISTRATION
6.1Subscription price
The subscription price payable by the Subscriber for each Bond subscribed by it shall be the Initial Instalment and shall be payable in Euros only.
6.2Payment of the subscription price
Subject to the terms and conditions of this Agreement, the Subscriber shall, on the Issuance Date:
(a)fund through its Participation Office an amount equal to the aggregate Initial Instalment for all the Bonds; and
(b)wire transfer such amount to the account the coordinates of which shall have been designated by the Issuer for that purpose in the corresponding Subscription Request.
6.3Registration of the Bonds
Immediately upon receipt of payment by the Subscriber of the amount payable by it under Clause 6.2 (Payment of the subscription price) above, the Issuer shall register the Bonds in the name of the Subscriber in its books ("registre des mouvements de titres" and "comptes individuels").

SECTION
TRANSFERS
7.TRANSFERS BY THE SUBSCRIBERS OR BONDHOLDERS
7.1Definitions – Prevailing terms
(a)A reference in this Clause 7 to:
(i)a "sub-participation" means any sub-participation or sub-contract (whether written or oral) or any other agreement or arrangement having an economically substantially similar effect, including any credit default or total return swap or derivative (whether disclosed, undisclosed, risk or funded) by a Bondholder of, or in relation to, all or part of the Bonds hold by it (or its legal, beneficial or economic interest in relation to, the Bonds and/or Finance Documents) to a counterparty; and
(ii)a "transfer" means, as the case may be (i) a transfer of legal title to Bonds (whether by way of sale or otherwise) and/or, (ii) a transfer of contractual position (cession de contrat) with respect to rights and obligations arising hereunder.
(b)Each Party expressly acknowledges and agrees that the provisions of this Clause 7 shall, as between the Issuer, the Subscribers and the Bondholders, prevail over the provisions of paragraph (a) of Clause 20.1 (Transfer of Bonds) of the Terms and Conditions.
7.2Transfer by the Subscribers
(a)Prior to the Issuance Date, no Subscriber may transfer all or part of its subscription commitment and related rights and obligations under this Agreement, except (i) to an Affiliate or Related Fund who also is an Eligible Transferee or (ii) otherwise with the prior consent of the Issuer.
7.3Transfer by the Bondholders
(a)At any time after the Issuance Date, a Bondholder (including, for the avoidance of doubt, the Subscriber and in this capacity, the "Transferor") may transfer Bonds or enter into a sub-participation to or with:
(i)any Affiliate or Related Fund;
(ii)another existing Bondholder or any Affiliate or Related Fund thereof;
(iii)any other individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, governmental entity or other entity so long as such person is not listed on Schedule 7.4(b) of the Support Agreement; or

(iv)to any other entity subject to the prior written consent of the Issuer (such consent not to be unreasonably withheld, conditioned or delayed),
(i)(each a "Transferee"), provided that during the period beginning on the Issuance Date and ending on the last Incremental Instalment Payment Date, any Transferee must be an Eligible Transferee.
7.4Further conditions to transfers
(a)Any transfer under Clause 7.2 (Transfer by the Subscribers) or Clause 7.3 (Transfer by the Bondholders) will only be effective upon:
(a)unless the Transferee is already a party to this Agreement, receipt by the Issuer and the Transferor of a duly executed Accession Agreement pursuant to which the relevant Transferee agrees to be bound by all of the terms of this Agreement as if it had originally been party to this Agreement; and
(b)completion of any formalities required under (i) applicable provisions of the Terms and Conditions and (ii) applicable law.
7.5Right of forced transfer in respect of Defaulting Bondholders
(a)Any Bondholder which will not be in a position to fund all or part of the Incremental Instalments attributable to the Bonds held by it on any Incremental Instalment Payment Date must promptly inform the Issuer, whereupon the Issuer may implement a transfer of all such Bonds in accordance with paragraph (b) below.
(b)If any Bondholder becomes a Defaulting Bondholder, the Issuer may, at any time whilst the relevant Bondholder continues to be a Defaulting Bondholder, but subject to a [***] Business Days' prior notice to be delivered to that Defaulting Bondholder, request that Defaulting Bondholder to transfer all (but not part) of the Bonds held by it to (i) or more other Bondholders or (ii) any other financial institution selected by the Issuer for that purpose and having accepted such a transfer, and:
(i)the Issuer shall serve a notice of transfer to the Defaulting Bondholder provided that such notice shall have been previously signed by the Issuer and the relevant transferee; and
(ii)on the date falling [***] days after the date of service of the said notice, the Bonds held by that Defaulting Bondholder shall be transferred to the relevant transferee pursuant to a Transfer Agreement and subject to a payment by the transferee of the transfer price in an amount per Bond equal to such Bond’s Total Subscription Price.

SECTION
COSTS
8.COSTS AND EXPENSES
8.1Transaction expenses
The Issuer shall pay to the Subscriber the amount of the Subscriber’s documented out of pocket costs, fees and expenses incurred as a result of the due diligence, negotiation, preparation, printing and execution of this Agreement and any other documents referred to in this Agreement (including the Terms and Conditions) up to an amount and at the times agreed in the Transaction Expenses Letter provided that in any case the Issuer has received evidence that such costs and expenses have been incurred by the party claiming the same.
8.2Amendment costs
If the Issuer requests an amendment, waiver or consent (whether positive or negative), release or suspension of rights (or any proposal for any of the same) in connection with:
(i)this Agreement (or, more generally, the Finance Documents), up to and including the Issuance Date; or
(ii)this Agreement after the Issuance Date,
(iii)the Issuer shall, within [***] Business Days of demand, reimburse the Subscriber for all reasonable costs and expenses (including legal fees) incurred by the Subscriber in responding to, evaluating, negotiating or complying with that request or required amendment.
8.3Enforcement costs
The Issuer shall promptly, and in any event within [***] Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under (or the taking of any preparatory steps in connection therewith) this Agreement.

SECTION
CANCELLATION
9.CANCELLATION
9.1Lapse of time
(a)The subscription commitment of the Subscriber under this Agreement will immediately and automatically be cancelled in full If:
(a)the Issuance Date has not occurred by 30th May 2025 ; or
(b)the Subscriber has delivered a cancellation notice to the Issuer in accordance with Clause 9.2 (Event of Default) below following the occurrence of an Event of Default which is continuing.
9.2Event of Default
(a)Until the Issuance Date, any of the events or circumstances set out in Clause 19 (Events of Default) of the Terms and Conditions which would, had the Issuance taken place, have constituted an Event of Default shall be deemed to constitute an Event of Default under this Agreement.
(b)If an Event of Default occurs at any time prior to the Issuance Date, the Subscriber may, by notice to the Issuer, cancel its subscription commitment under this Agreement whereupon such commitment shall be immediately cancelled and the Subscriber shall have no further obligation to subscribe for the Bonds.

SECTION
ADMINISTRATION
10.NOTICES
10.1Incorporation
The provisions of Section 7.2 of the Support Agreement are incorporated herein, mutatis mutandis.
10.2English language
(a)Subject to any mandatory provisions of law prescribing the use of the French language, any notice given under or in connection with this Agreement must be in English.
(b)All other documents provided under or in connection with this Agreement must be:
(i)in English; or
(ii)if not in English, and if so required by the Subscribers, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
11.PARTIAL INVALIDITY
If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
12.REMEDIES AND WAIVERS – NO HARDSHIP
(a)No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and, subject to paragraph (b) below, not exclusive of any rights or remedies provided by law.
(b)Each Party hereby acknowledges that the provisions of article 1195 of the French Code civil shall not apply to it with respect to its obligations under this Agreement and the other Finance Documents. Neither Party shall be entitled to make any claim under, nor assume any risk that may arise as a result of any unpredictable change of circumstances under article 1195 of the French Code civil.

SECTION
DURATION AND GOVERNING LAW
13.DURATION
This Agreement shall survive completion of the Issuance and remain effective until all the liabilities of the Issuer under the Finance Documents have been fully and finally discharged, except in the case of a cancellation in full pursuant to Clause 9.
14.GOVERNING LAW
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by French law.
15.SUBMISSION TO JURISDICTION
(a)Any and all disputes, claims or controversies arising out of or relating to this Agreement, including any and all disputes, claims or controversies arising out of or relating to (i) the other Transaction Documents, (ii) any Party’s rights and obligations under this Agreement, (iii) the interpretation, validity or scope of any provision of this Agreement, (iv) the performance, breach, termination, or enforcement of this Agreement, (v) whether a particular dispute, claim or controversy is subject to arbitration under this Clause 15, and (vi) the power and authority of any arbitrator selected hereunder, that are not resolved by mutual agreement shall be submitted to final and binding arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC”). Any Party may commence the arbitration process by filing a written demand for arbitration with ICC and delivering a copy of such demand to the other Party or Parties to the arbitration in accordance with the notice procedures set forth in this Clause 15. The arbitration shall be conducted according to the ICC Rules of Arbitration, or any successor provision thereto, and the place of the arbitration shall be in New York County, New York. The arbitration shall be conducted in English. The number of arbitrators shall be three (3). The Issuer shall appoint one (1) arbitrator, and the Subscriber(s) shall appoint one (1) arbitrator within twenty (20) Business Days of the initiation of arbitration with ICC. The third (3rd) arbitrator, who shall act as chairman of the arbitration panel, shall be mutually chosen by the two (2) arbitrators appointed by, or on behalf of, the Issuer and the Subscriber(s). If such third (3rd) arbitrator is not chosen and nominated to ICC for appointment within thirty (30) days of the date of confirmation by ICC of the later of the two (2) party-appointed arbitrators, such arbitrator shall be promptly chosen by ICC subject to objections by the parties for any conflicts. The arbitrators selected shall be neutral and with experience in adjudicating matters under the law of France; provided, that if no such person is both willing and able to undertake such a role, the parties to the arbitration shall cooperate with each other and ICC in good faith to select such other persons as may be available from ICC’s panel of neutrals with experience in adjudicating matters under the law of France. The arbitrators will have no authority to award damages not permitted by this Agreement, other than injunctive relief or other equitable remedy to protect against the unauthorized use of intellectual property rights or Confidential Information. Each Party shall bear its own costs and expenses and an equal share of the arbitrators and administrative fees of arbitration. The award of the arbitrators shall be accompanied by a reasoned opinion. The foregoing shall be without prejudice to the right of any Party to seek injunctive relief or other equitable remedy before any court of competent jurisdiction in any place where any unauthorized use of its intellectual property rights or Confidential Information occurs or threatens to occur.
(b)To the fullest extent permitted by applicable law, the details of any arbitration pursuant to this Clause 15, including the existence or outcome of such arbitration and any information obtained in connection with any such arbitration, shall be kept strictly confidential and shall not be disclosed or discussed with any person not a party to the arbitration; provided, that such party may make such disclosures as are required by applicable law or legal process; provided, further that such party may make such disclosures to its, his or her attorneys, accountants or other agents and representatives who reasonably need to know the disclosed information in connection with any arbitration pursuant to this Clause 15 and who are obligated to keep such information confidential to the same extent as such party; and provided, further that such party may disclose information that is otherwise required to be kept confidential as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an arbitrators’ award or the enforcement or confirmation of an arbitrator’s award, in each instance filing in the public record as little confidential information as reasonably necessary under the circumstances. If a party to an arbitration receives a subpoena or other request for information from a third party that seeks disclosure of any information that is required to be kept confidential pursuant to the prior sentence, or otherwise believes that it, he or she may be required to disclose any such information, such party shall (i) promptly notify the other party to the arbitration and (ii) reasonably cooperate with such other party in taking any legal or otherwise appropriate actions, including the seeking of a protective order, to prevent the disclosure, or otherwise protect the confidentiality, of such information.
(c)The provisions of this Clause 15 may be enforced by any court of competent jurisdiction.
(d)The provisions of Clause 15 shall apply to this Agreement and disputes related thereto and may be enforced by any court of competent jurisdiction.

16.EXECUTION – ELECTRONIC SIGNATURE
16.1The Parties have agreed to execute this Agreement by way of an electronic signing process ("signature électronique") in accordance with articles 1367 et seq. of the French Code civil, using the service provided by DocuSign (https://www.docusign.fr/), and consequently declare that the version of this Agreement signed electronically constitutes an original version of the Agreement and will be valid and binding amongst and between themselves. The Parties therefore declare that the Agreement, in its version signed according to such electronic signing process, has the same probative value as a hard-copy paper executed via a “wet ink” signature, in accordance with article 1366 of the French Code civil, and will be validly enforceable against the Parties.
16.2Each Party recognizes that the electronic signing service provided by DocuSign allows to duly identify the signatories to the Agreement, to guarantee the integrity of the implementation and conservation of the Agreement in accordance with article 1366 of the French Code civil, and constitutes a reliable identification process guaranteeing the link between the Agreement and the signatures applied to it, in the sense of article 1367 of the French Code civil, and therefore hereby expressly foregoes the right to bring contrary evidence or argue otherwise in any manner and context whatsoever.

Schedule 1–
Conditions precedent
Part I–
Conditions precedent to availability
Schedule 2–
Requests and Notices

Part I

Part I–
Form of Subscription Notice
Schedule 3

Schedule 4

Schedule 5–
Form of Accession Agreement

Executed on 30 January 2025,

This Agreement is signed by each Party using a "signature électronique avancée" (advanced electronic signature) process implemented by a third party services provider, DocuSign (www.docusign.fr), which guarantees security and integrity of digital copies in accordance with article 1367 of the French Code civil and the implementing decree n°2017-1416 dated 28 September 2017 relating to electronic signatures, transposing Regulation (EU) n°910/2014 of the European Parliament and of the Council dated 23 July 2014 on electronic identification and trusted services for electronic transactions within the internal market. In accordance with paragraph 4 of article 1375 of the French Code civil, the Agreement shall be executed in a single original digital copy, a copy of which shall be delivered to each of the parties, directly by DocuSign, which is in charge of implementing the "signature électronique avancée" (advanced electronic signature) solution under the conditions required by article 1367 of the French Code civil and implementing decree no. 2017-1416 dated 28 September 2017 relating to electronic signatures.

The Issuer

GENFIT SA

Address:    : Parc Eurasanté, Lille Métropole , 885, avenue Eugène Avinée, 59120 Loos, France
Tel.:    +33 3 20 16 40 00
Email:    [***]
[***]
Attention:    [***]

/s/ Pascal Prigent
________________________
By: Pascal Prigent
Title: Directeur Général

The Subscriber

HCRx INVESTMENTS HOLDCO, L.P.
By: HCRx Master GP, LLC, its General Partner

Address: 300 Atlantic Street, Suite 600, Stamford, CT 06901, U.S.A.
Email: [***]
Attention: [***]

/s/ Clarke Futch
________________________
By: Clarke Futch
Title: Chairman, Chief
Executive Officer, Managing Partner &
Investment Committee Chairman